Exhibit 5.1

NELSON MULLINS RILEY & SCARBOROUGH LLP ATTORNEYS AND COUNSELORS AT LAW
201 17th Street NW, Suite 1700 Atlanta, GA 30363 T: 404.322.6000 F: 404.322.6050 nelsonmullins.com

April 1, 2026

FirstSun Capital Bancorp

1400 16th Street, Suite 250

Denver, Colorado 80202

Re:	Post-Effective Amendment No. 1 on Form S-8 to the Registration Statement on Form S-4

Ladies and Gentlemen:

We have acted as counsel to FirstSun Capital Bancorp (the “Company”) in connection with the preparation and filing by the Company of Post-Effective Amendment No. 1 on Form S-8 to the Registration Statement on Form S-4 (File No. 333-292064) (the “Registration Statement”) pursuant to the Securities Act of 1933, as amended (the “Securities Act”), in connection with the offering by the Company of up to 200,000 shares (the “Shares”) of the Company’s common stock, par value $0.0001 per share (the “Common Stock”), subject to issuance by the Company upon the exercise or conversion of equity awards granted under, or otherwise issued in accordance with and pursuant to the terms of, the First Foundation Inc. Amended and Restated 2024 Equity Incentive Plan (the “First Foundation Plan”), assumed by the Company as of April 1, 2026, pursuant to provisions in the Agreement and Plan of Merger, dated as of October 27, 2025, by and between the Company and First Foundation Inc., a Delaware corporation (“First Foundation”).

This opinion letter is furnished pursuant to the requirement of Item 601(b)(5) of Regulation S-K under the Securities Act, and no opinion is expressed herein as to any matter pertaining to the contents of the Registration Statement, other than as expressly stated herein with respect to the issuance of the Shares.

We have examined the First Foundation Plan and originals, or photostatic or certified copies of such records of the Company and certificates of public officials and officers of the Company, and such other documents and records as we have deemed relevant and necessary for purposes of this opinion letter. In our examination, we have assumed the completeness and authenticity of any document submitted to us as an original, the completeness and conformity to the originals of any document submitted to us as a copy, the authenticity of the originals of such copies, the genuineness of all signatures, and the legal capacity and mental competence of natural persons.

FirstSun Capital Bancorp

For purposes of this opinion letter, we have relied without any independent verification upon factual information supplied to us by the Company, and on factual information included in the Company’s filings with the Securities and Exchange Commission (the “Commission”). We have assumed without investigation that there has been no relevant change or development between the dates as of which the information cited in the preceding sentences was given or filed and the date of this opinion letter and that the information upon which we have relied is accurate and does not omit disclosure necessary to prevent such information from being misleading. We have further assumed that there (i) will be no material changes in the documents we have examined and that, at all times prior to the issuance of any Shares, the Company will maintain a sufficient number of authorized but unissued shares of Common Stock available for issuance and (ii) are no agreements or understandings between or among the Company or First Foundation and any participants in the First Foundation Plan that would expand, modify or otherwise affect the terms of the First Foundation Plan or the respective rights or obligations of the participants thereunder.

Based on the foregoing, and subject to the assumptions stated and in reliance on statements of fact contained in the documents that we have examined, we are of the opinion that the Shares, when issued and delivered in accordance with the terms and conditions of the First Foundation Plan, and assuming that the Company has received the authorized consideration for the issuance of the Shares (in an amount not less than the par value thereof), will be validly issued, fully paid, and nonassessable.

Our opinion expressed above is subject to the qualifications that we express no opinion as to the applicability of, compliance with, or effect of (i) any bankruptcy, insolvency, reorganization, fraudulent transfer, fraudulent conveyance, moratorium or other similar law affecting the enforcement of creditors’ rights generally; (ii) general principles of equity (regardless of whether enforcement is considered in a proceeding in equity or at law); (iii) public policy considerations which may limit the rights of parties to obtain certain remedies; and (iv) any laws except the Delaware General Corporation Law. Our advice on any legal issue addressed in this letter represents our opinion as to how that issue would be resolved were it to be considered by the highest court in the jurisdiction which enacted such law. The manner in which any particular issue would be treated in any actual court case would depend in part on facts and circumstances particular to the case, and this letter is not intended to guarantee the outcome of any legal dispute which may arise in the future.

We hereby consent to the filing of this opinion letter with the Commission as Exhibit 5.1 to the Registration Statement. This consent shall not be deemed to be an admission that this firm is within the category of persons whose consent is required under Section 7 of the Securities Act or the regulations promulgated pursuant to the Securities Act.

This opinion is limited to the laws of the State of Delaware and no opinion is expressed as to the laws of any other jurisdiction. We do not find it necessary for the purposes of this opinion, and accordingly we do not purport to cover herein, the application of the securities or “Blue Sky” laws of the various states to the issuance and sale of any of the Shares. This opinion letter is limited to the specific issues addressed herein, and no opinion may be inferred or implied beyond that expressly stated herein.

Very Truly Yours,

/s/ Nelson Mullins Riley & Scarborough LLP

NELSON MULLINS RILEY & SCARBOROUGH LLP